Exhibit 10.1



From:    Terry O'Shea                       Date:      April 30, 2008


To:      Javier Solis                       Subject:   Employment Transition

The purpose of this memo is to confirm the arrangements which have been agreed to regarding your continuing employment with Ameron prior to your planned retirement next year:

    o You will continue your current position as Executive Vice President, Secretary and General Counsel of Ameron through
             May 26, 2008 (the "Transition Date"), on which date you have indicated that you will be resigning from that position.
    o Beginning on May 27, 2008 and continuing through June 7, 2009 (the "Transition Period"), you will continue to be employed by Ameron, however in the new reduced capacity as Special Counsel. As Special Counsel, you will be reporting to CEO Jim Marlen, but will also be working closely with President Gary Wagner, new General Counsel Steve Johnson, and other senior corporate managers of Ameron.

During the Transition Period, your compensation and benefits will remain as they currently are, except as follows:

    o Your base salary will be reduced to 40% of its current rate, which is to $142,400 per year. Annual bonus under the Management Incentive Compensation Plan will be adjusted correspondingly. Long-term bonus under the Long-Term Cash Incentive Plan will be adjusted in accordance with the provisions of that plan.
    o You will remain a participant of the Executive Medical Plan through December 31, 2008, and will thereafter transfer to the standard Ameron medical plan through the end of your employment with Ameron.
    o All other compensation and benefits will be adjusted in accordance with the specific provisions of the plans which control them.

Please confirm your agreement with the above by dating and signing this memo below and returning a copy to my attention.

TPO:

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Confirmed and agreed to:

 /s/ Javier Solis                              Date:    4/30/08
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     Javier Solis